Exhibit 99.1

Contact: Larry Hueth, President and Chief Executive Officer Regina Wood, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

First Northwest Bancorp Reports First Quarter 2019 Financial Results
Board Announces Quarterly Cash Dividend of $0.03 per Share

Port Angeles, Wash., April 25, 2019 -- First Northwest Bancorp (Nasdaq: FNWB) (“Company”), the holding company for First Federal Savings and Loan Association of Port Angeles (“Bank”), announced its operating results for the quarter ended March 31, 2019. The Company reported net income of $2.2 million for the quarter ended March 31, 2019, or $0.22 per diluted share, compared to net income of $2.1 million, or $0.21 per diluted share, for the quarter ended December 31, 2018, and net income of $1.5 million, or $0.14 per diluted share, for the quarter ended March 31, 2018. Net income increased $77,000 compared to the prior quarter mainly due to increases in interest earned on loans receivable from higher yields on the consumer and construction loan portfolios and reduced noninterest expenses for the quarter, partially offset by an increase in interest expense on deposits and borrowings. Net income increased $684,000 compared to the same quarter one year prior, for similar reasons as the quarter over quarter change.

The Company also announced today that the Board of Directors declared a cash dividend of $0.03 per common share outstanding, payable on June 21, 2019, to shareholders of record as of the close of business on June 7, 2019.

Larry Hueth, President and CEO, commented, "We experienced continued improvement in net income on both a quarter-over-quarter and year-over-year basis during an increasingly challenging interest rate environment through improving our earning asset mix. Asset quality remained solid at this stage of the economic cycle, and our branches continue to increase in deposit market share, which improves their efficiency as a funding source. Our focus will be to continue shifting the earning asset mix, where prudent, while managing expenses and capital in order to improve our efficiency ratio, earnings per share, and return on equity as we strive to attain a level of performance commensurate with our more seasoned public company peers."

Quarter highlights (at or for the quarter ended March 31, 2019)

•	Net income increased $77,000, or 3.6%, compared to the prior quarter and increased $684,000, or 44.9%, compared to the quarter ended March 31, 2018;

•	Diluted earnings per share increased $0.01 to $0.22 from the prior quarter and increased $0.08 compared to the quarter ended March 31, 2018;

•
Loans receivable increased $19.3 million during the current quarter primarily due to growth in auto and construction loans and increased $84.4 million compared to the quarter ended March 31, 2018, primarily due to growth in auto, multi-family, and commercial real estate loans;

•
Deposits increased $12.5 million during the current quarter and increased $72.1 million compared to the quarter ended March 31, 2018, due to continued efforts to maintain, grow, and attract deposit relationships in this competitive rate environment;

•
The Company repurchased 177,837 shares of common stock at an average price of $15.86 per share for a total of $2.8 million during the quarter under the 2017 Stock Repurchase Plan approved in September 2017.

Balance Sheet Review

During the quarter ended March 31, 2019, total assets increased $20.0 million to $1.3 billion, primarily due to increases in loans receivable funded mainly through deposit growth. Total assets increased $89.2 million from March 31, 2018, due to growth in loans funded by a combination of deposit growth and a modest increase in borrowings from the Federal Home Loan Bank ("FHLB").

Investment securities decreased $5.0 million during the quarter to $301.5 million due to normal amortization and repayment activity. There were no purchases or sales of securities during the quarter. U.S. government agency issued mortgage-backed securities ("MBS agency") comprised the largest portion of our investment portfolio at 57.2%, and totaled $172.6 million at March 31, 2019, while other investment securities totaled $118.6 million at quarter end. Asset-backed agency and corporate securities purchased during the past twelve months totaling $30.5 million are reflected in the $6.3 million increase in other investment securities from March 31, 2018. The estimated average life of the total investment securities portfolio declined to 4.7 years at March 31, 2019, from 5.0 years at December 31, 2018, while the average repricing term declined to approximately 3.5 years from 3.7 years over the same period.

Total loans, excluding loans held for sale, increased $19.2 million to $888.9 million at March 31, 2019, from $869.7 million at December 31, 2018. Increases in the balances of consumer, one- to four-family residential, and construction loans were offset by decreases in the balances of multi-family and commercial real estate loans during the quarter. There were $42.3 million in undisbursed construction loan commitments at March 31, 2019, compared to $57.0 million at December 31, 2018, a decrease of $14.7 million, resulting from construction draw activity in excess of new originations. Also affecting the balance of construction loans was the impact of completed projects converting to permanent financing. We continue to grow the auto loan portfolio through our indirect lending and specialty auto loan purchasing programs, adding $17.2 million of newly acquired auto loans during the quarter, which was the main contributor to the increase in auto and other consumer loans. Compared to March 31, 2018, total loans, excluding loans held for sale, increased $83.0 million attributable to increases in auto and other consumer loans of $59.6 million, commercial real estate loans of $30.0 million, and multi-family loans of $13.5 million, partially offset by a decreases in one- to four-family residential loans of $8.8 million, home equity loans of $1.5 million, and construction and land loans of $12.1 million.

Loans receivable consisted of the following at the dates indicated:

	March 31, 2019	December 31, 2018	March 31, 2018	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$338,669	$336,178	$347,453	0.7%	(2.5)%
Multi-family	81,576	82,331	68,095	(0.9)	19.8
Commercial real estate	250,521	253,235	220,542	(1.1)	13.6
Construction and land	63,536	54,102	75,684	17.4	(16.1)
Total real estate loans	734,302	725,846	711,774	1.2	3.2

Consumer:
Home equity	37,058	37,629	38,538	(1.5)	(3.8)
Auto and other consumer	99,070	87,357	39,478	13.4	150.9
Total consumer loans	136,128	124,986	78,016	8.9	74.5

Commercial business	18,496	18,898	16,163	(2.1)	14.4

Total loans	888,926	869,730	805,953	2.2	10.3
Less:
Net deferred loan fees	285	299	792	(4.7)	(64.0)
Premium on purchased loans, net	(4,313)	(3,954)	(2,651)	9.1	62.7
Allowance for loan losses	9,759	9,533	8,984	2.4	8.6
Total loans receivable, net	$883,195	$863,852	$798,828	2.2%	10.6%

Other assets increased $3.5 million during the current quarter to $9.0 million at March 31, 2019, mainly as a result of implementing the new lease accounting standard which added former operating leases to the balance sheet as right-of-use assets totaling $3.9 million.

During the quarter ended March 31, 2019, total liabilities increased $18.9 million to $1.1 billion, primarily the result of an increase in deposits of $12.5 million to $952.8 million at March 31, 2019, from $940.3 million at December 31, 2018. Deposit balance increases were mainly the result of a $19.9 million increase in savings account balances as a result of a promotional product offering, which carries a twelve month rate guarantee that provides greater flexibility in the event the rate environment remains stable or decreases within the next 12 to 24 months. In addition, lower cost transaction accounts increased $6.6 million. These increases were partially offset by decreases of $7.6 million in money market accounts and $6.3 million in certificates of deposit. Income and cash flows from our investment portfolio were used to pay down FHLB borrowings during the current quarter.

Total liabilities increased $89.3 million over the last year, mainly attributable to growth in deposits of $72.1 million and an increase in borrowings of $12.2 million. Deposit increases were primarily the result of continuing efforts to expand commercial and consumer deposit relationships in all markets. Other liabilities increased during the current quarter mainly as a result of implementing the new Lease accounting standard.

Total shareholders' equity increased $1.1 million during the quarter to $173.4 million at March 31, 2019, mainly the result of a $1.6 million increase in value of our available-for-sale securities portfolio resulting in a reduction of unrealized losses and net income of $2.2 million, partially offsetting the $2.8 million decrease from the repurchase of shares of common stock during the quarter.

Operating Results

Net income increased $77,000 to $2.2 million for the quarter ended March 31, 2019, compared to net income of $2.1 million for the quarter ended December 31, 2018. The increase during the quarter was mainly due to interest and fees earned on loans receivable from higher yielding consumer and construction loan portfolios of $278,000 and reduced noninterest expenses for the quarter of $365,000, partially offset by an increase in interest expense on deposits and borrowings of $187,000 and decreases in noninterest income of $201,000. Net income increased $684,000 compared to the quarter ended March 31, 2018, primarily due to a $443,000 increase in net interest income after provision for loan losses coupled with a decreases of $475,000 increase in noninterest expense and $163,000 in provision for income tax, partially offset by a $71,000 decrease in noninterest income.

Net interest income after the provision for loan losses decreased $19,000 to $9.1 million for the quarter ended March 31, 2019, mainly due to an increase in the provision for loan losses of $63,000 attributed to loan growth. Net interest income after the provision for loan losses increased $443,000 compared to the quarter ended March 31, 2018, due to a more robust increase in net interest income of $468,000 from growth in the earning assets over that period being partially offset by a $25,000 increase in the provision for loan losses for the loan portfolio growth.

Total interest expense increased $187,000 to $2.9 million for the quarter ended March 31, 2019, compared to the quarter ended December 31, 2018, and increased $1.0 million compared to the quarter ended March 31, 2018, due to increases in the average balances of, and interest rates paid on, deposits and FHLB advances.

The net interest margin decreased three basis points to 3.16% for the quarter ended March 31, 2019, compared to 3.19% for the prior quarter ended December 31, 2018, and increased one basis point from 3.15% for the same period in 2018. Changes in the net interest margin reflect the combined effect of the adverse impact rising short term rates have on our liability sensitive balance sheet with the positive impact of changes to the composition of both the loan and deposit portfolios.

Noninterest income decreased $201,000 to $1.4 million for the quarter ended March 31, 2019, compared to the prior quarter ended December 31, 2018, due primarily to a decrease in fees collected for early commercial loan payoffs, which contributed to the decline in loan and deposit service fees of $172,000. One-time fees collected in the prior quarter, net gain on sale of loans of $34,000 from seasonal slowing experienced in the origination of mortgages for sale, and other income of $3,000, partially offset by mortgage servicing fees, net of amortization of $12,000. Noninterest income decreased $71,000, compared to $1.5 million for the same quarter in 2018, the result of decreases in net gain on sale of loans of $80,000, mortgage servicing fees, net of amortization of $17,000, net gain on sale of investment securities of $122,000, cash surrender value of bank-owned life insurance of $6,000, and other income of $18,000, partially offset by increases in loan and deposit service fees of $172,000 related to one-time fees collected in the current quarter.

Noninterest expense decreased $365,000 to $7.8 million for the quarter ended March 31, 2019, compared to $8.2 million for the quarter ended December 31, 2018, primarily due to decreases in professional fees, advertising, and other expense of $13,000, $60,000, and $186,000, respectively. Noninterest expense decreased $475,000 compared to $8.3 million for the same quarter in 2018, primarily due to decreases in compensation and benefits of $238,000 related to lower benefits expense associated with our contract providers, advertising of $181,000 partially related to the promotion of the Bainbridge Island branch which opened in January 2018, and professional fees of $24,000 as we continue to implement efficiencies.

Capital Ratios and Credit Quality

The Company and the Bank continue to maintain capital levels in excess of the applicable regulatory requirements and the Bank was categorized as “well-capitalized” at March 31, 2019.

Nonperforming loans decreased $117,000 during the quarter ended March 31, 2019, to $1.6 million at March 31, 2019, mainly due to working out the few smaller loans that have been nonperforming. The ratio of nonperforming loans to total loans was 0.2% at March 31, 2019 and December 31, 2018, and 0.3% at March 31, 2018, due to the growth in the loan portfolio combined with the modest workout activity. The percentage of the allowance for loan losses to nonperforming loans increased to 607.7% at March 31, 2019, from 553.3% at December 31, 2018, and 413.4% at March 31, 2018, for the same reasons. Classified loans increased $91,000 during the current quarter to $3.5 million at March 31, 2019, reflecting payment received on a commercial business loan offset by risk rating changes in one- to four-family loans during the quarter. The allowance for loan losses as a percentage of total loans was 1.1% at both March 31, 2019 and December 31, 2018. There was no material change in the allowance for loan losses as a percentage of total loans during the quarter due to continued overall good asset quality and minimal net loan charge-offs. Fluctuations in the balance of nonperforming assets and other credit quality measures are expected as we increase the balance of our loan portfolio.

About the Company

First Northwest Bancorp, a Washington corporation, is the bank holding company for First Federal Savings and Loan Association of Port Angeles. First Federal is a Washington state-chartered mutual savings bank primarily serving communities in Western Washington State with thirteen banking locations - eight located within Clallam and Jefferson counties, two in Kitsap County, two in Whatcom County, and a home lending center in King County.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2019 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data) (Unaudited)

				Three	One
	March 31,	December 31,	March 31,	Month	Year
Assets	2019	2018	2018	Change	Change

Cash and due from banks	$14,738	$15,430	$13,209	(4.5)%	11.6%
Interest-bearing deposits in banks	12,919	10,893	11,941	18.6	8.2
Investment securities available for sale, at fair value	258,476	262,967	258,218	(1.7)	0.1
Investment securities held to maturity, at amortized cost	43,024	43,503	47,709	(1.1)	(9.8)
Loans held for sale	969	—	—	100.0	100.0
Loans receivable (net of allowance for loan losses of $9,759, $9,533 and $8,984)	883,195	863,852	798,828	2.2	10.6
Federal Home Loan Bank (FHLB) stock, at cost	6,927	6,927	6,389	—	8.4
Accrued interest receivable	4,114	4,048	3,641	1.6	13.0
Premises and equipment, net	14,955	15,255	14,361	(2.0)	4.1
Mortgage servicing rights, net	1,001	1,044	1,104	(4.1)	(9.3)
Bank-owned life insurance, net	29,462	29,319	28,873	0.5	2.0
Prepaid expenses and other assets	9,009	5,520	5,312	63.2	69.6

Total assets	$1,278,789	$1,258,758	$1,189,585	1.6%	7.5%

Liabilities and Shareholders' Equity

Deposits	$952,755	$940,260	$880,622	1.3%	8.2%
Borrowings	135,174	136,552	122,949	(1.0)	9.9
Accrued interest payable	279	521	210	(46.4)	32.9
Accrued expenses and other liabilities	15,020	8,071	10,172	86.1	47.7
Advances from borrowers for taxes and insurance	2,154	1,090	2,130	97.6	1.1

Total liabilities	1,105,382	1,086,494	1,016,083	1.7	8.8

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,992,181 at March 31, 2019; issued and outstanding 11,170,018 at December 31, 2018; and issued and outstanding 11,577,394 at March 31, 2018	110	112	116	(1.8)	(5.2)
Additional paid-in capital	104,374	105,825	109,354	(1.4)	(4.6)
Retained earnings	82,436	81,607	78,822	1.0	4.6
Accumulated other comprehensive loss, net of tax	(3,128)	(4,731)	(3,747)	33.9	16.5
Unearned employee stock ownership plan (ESOP) shares	(10,385)	(10,549)	(11,043)	1.6	6.0

Total shareholders' equity	173,407	172,264	173,502	0.7	(0.1)

Total liabilities and shareholders' equity	$1,278,789	$1,258,758	$1,189,585	1.6%	7.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended			Three	One
	March 31,	December 31,	March 31,	Month	Year
	2019	2018	2018	Change	Change
INTEREST INCOME
Interest and fees on loans receivable	$9,932	$9,654	$8,583	2.9%	15.7%
Interest on mortgage-backed and related securities	1,257	1,301	1,297	(3.4)	(3.1)
Interest on investment securities	1,010	1,044	862	(3.3)	17.2
Interest on deposits in banks	67	50	45	34.0	48.9
FHLB dividends	88	74	59	18.9	49.2
Total interest income	12,354	12,123	10,846	1.9	13.9

INTEREST EXPENSE
Deposits	1,924	1,742	985	10.4	95.3
Borrowings	990	985	889	0.5	11.4
Total interest expense	2,914	2,727	1,874	6.9	55.5

Net interest income	9,440	9,396	8,972	0.5	5.2

PROVISION FOR LOAN LOSSES	335	272	310	23.2	8.1

Net interest income after provision for loan losses	9,105	9,124	8,662	(0.2)	5.1

NONINTEREST INCOME
Loan and deposit service fees	1,065	1,237	893	(13.9)	19.3
Mortgage servicing fees, net of amortization	45	33	62	36.4	(27.4)
Net gain on sale of loans	87	121	167	(28.1)	(47.9)
Net gain on sale of investment securities	—	—	122	n/a	(100.0)
Increase in cash surrender value of bank-owned life insurance	143	147	149	(2.7)	(4.0)
Other income	71	74	89	(4.1)	(20.2)
Total noninterest income	1,411	1,612	1,482	(12.5)	(4.8)

NONINTEREST EXPENSE
Compensation and benefits	4,573	4,650	4,811	(1.7)	(4.9)
Data processing	631	664	628	(5.0)	0.5
Occupancy and equipment	1,108	1,125	1,102	(1.5)	0.5
Supplies, postage, and telephone	228	205	231	11.2	(1.3)
Regulatory assessments and state taxes	169	172	126	(1.7)	34.1
Advertising	143	203	324	(29.6)	(55.9)
Professional fees	298	311	322	(4.2)	(7.5)
FDIC insurance premium	77	76	76	1.3	1.3
Other	573	759	655	(24.5)	(12.5)
Total noninterest expense	7,800	8,165	8,275	(4.5)	(5.7)

INCOME BEFORE PROVISION FOR INCOME TAXES	2,716	2,571	1,869	5.6	45.3

PROVISION FOR INCOME TAXES	509	441	346	15.4	47.1

NET INCOME	$2,207	$2,130	$1,523	3.6%	44.9%

Basic earnings per share	$0.22	$0.21	$0.15	4.8%	46.7%
Diluted earnings per share	0.22	0.21	0.14	4.8%	57.1

FIRST NORTHWEST BANCORP AND SUBSIDIARY
Selected Financial Ratios and Other Data
(Unaudited)

	As of or For the Quarter Ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2019	2018	2018	2018	2018
Performance ratios: (1)
Return on average assets	0.70%	0.68%	0.64%	0.51%	0.51%
Return on average equity	5.12	4.96	4.45	3.51	3.47
Average interest rate spread	2.89	2.92	3.00	3.00	2.96
Net interest margin (2)	3.16	3.19	3.25	3.22	3.15
Efficiency ratio (3)	71.9	74.2	76.0	78.6	79.2
Average interest-earning assets to average interest-bearing liabilities	128.5	129.0	130.6	128.4	129.2
Book value per common share	$15.78	$15.42	$15.18	$15.06	$14.99

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.1%	0.1%	0.2%	0.2%	0.2%
Nonperforming loans to total loans (5)	0.2	0.2	0.3	0.3	0.3
Allowance for loan losses to nonperforming loans (5)	607.7	553.3	377.5	450.2	413.4
Allowance for loan losses to total loans	1.1	1.1	1.1	1.1	1.1
Net charge-offs to average outstanding loans	—	—	—	—	—

Capital ratios (First Federal):
Tier 1 leverage	11.4%	11.5%	11.6%	12.3%	12.2%
Common equity Tier 1 capital	16.9	17.0	17.4	19.4	18.4
Tier 1 risk-based	16.9	17.0	17.4	19.4	18.4
Total risk-based	18.0	18.2	18.6	20.6	19.6

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.